Exhibit 1A-6F

Development Agreement #2 (2020)
Between the Law Center and EBPREC

Sustainable Economies Law Center agrees to pay or spend for the benefit of East Bay Permanent Real Estate Cooperative (EB PREC) up to $568,164 between June 1, 2020 and December 31, 2021 and EBPREC agrees to do the following work, which advances the charitable and educational purposes of the Law Center:

●	Workshops & events: Collaborate with Collective Action and Land Liberation Institute (CALLI) to host at least 6 [in person or virtual] events, workshops, and other educational and community engagement activities related to land and housing justice;
●	Resident training program: Launch a resident training program consisting of at least 8 hours of workshop activities and pilot the curriculum with Co-op 789 residents;
●	Pilot innovative models: Collaborate with the Law Center to pilot and educate communities about innovative models of community land stewardship, that may include uses of:
○	An easement to preserve housing affordability,
○	Use of purchase rights and option agreements to secure the community’s access to properties, and
○	Tenant and neighbor-led property acquisition and stewardship;
●	Learn about financing options: Explore, pursue, and share about financing options for community-led and -owned acquisitions from governmental, nonprofit, private, crowdfunding, and other sources;
●	Pilot a direct public offering: Collaborate with the Law Center to submit a public offering through state or federal regulators, then share sample documents and learnings from the process;
●	Education and media: Share and disseminate the above work by creating communications and media about EB PREC’s structure, activities, real estate projects, and innovative approaches to organizing, financing, stewarding, and protecting real estate for the community;
●	Property management system: Develop and share a system for property management;
●	Participatory governance: Develop and share EB PREC’s democratic and place-based decision making process within properties, and within EB PREC’s membership;
●	Engaging public officials: Engage with local government officials to share the models;
●	Joint fundraising: Co-apply for grants that support EB PREC, CALLI, and the Law Center’s collective work; and
●	Other work that advances the public good through EB PREC’s vision, mission, and values for #LandWithoutLandlords, #RestorativeFinance, and #HealPeoplePower. EB PREC and the Law Center will meet at least quarterly and reassess what goals and projects will best advance this work.

Payment: EB PREC shall periodically invoice the Law Center for funds that it needs to carry out the above work or may instruct the Law Center to make other direct expenditures in furtherance of the work, such as paying Noni Session to support EB PREC’s development.

Sharing: EB PREC agrees to either make public on its website details about its progress toward the above, or provide the Law Center with a report detailing such progress. On the website or in the report, EB PREC will share its lessons learned, challenges, and successes, as such information will aid other communities in replicating the model.

Grant reports: EB PREC agrees to draft all reports required by funders who are supporting this work, including: Solidaire, Chan Zuckerberg, and Impact Assets.

Tracking of funding for maximum transparency and coordination going forward:

As the Law Center may continue to receive funding for EB PREC, the Law Center will separately account for such income in its bookkeeping and will provide EB PREC-related financial statements within 4 weeks of the end of each month. This will allow EB PREC to best manage and forecast its financial situation as informed by partnerships with the Law Center.

Amending this agreement: This agreement may be amended by agreement of both parties.

The above is agreed to on behalf of EB PREC by:

/s/ Noni Session	Date:	7/14/2020
Noni Session, Staff Trustee

/s/ Ojan Mobedshahi	Date:	7/14/2020
Ojan Mobedshahi, Staff Trustee

/s/ Shira Shaham	Date:	7/3/2020
Shira Shaham, Staff Trustee

/s/ Gregory Jackson	Date:	7/17/2020
Gregory Jackson, Governance Director (President)

The above is agreed to on behalf of the Law Center by:

/s/ Janelle Orsi	Date:	7/17/2020
Janelle Orsi, Executive Director

/s/ Chris Tittle	Date:	July 1, 2020
Chris Tittle, Staff Attorney